Zacks Small-Cap Research

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111 North Canal Street, Chicago, IL 60606

September 13, 2013

Steven Ralston, CFA
312-265-9426
sralston@zacks.com

Guardian 8 Holdings (GRDH-OTCQB)

GRDH: Initiate coverage with an Outperform rating and price target of $0.70.

Current Recommendation	**Outperform**
Prior Recommendation	Neutral
Date of Last Change	09/12/2013
Current Price (09/12/13)	$0.35
Six-Month Target Price	**$0.70**

OUTLOOK

Guardian 8 Holdings is the developer and manufacturer of the G8 Pro V2, a non-lethal security device the designed for use in the professional security industry. The innovative product has created a new category which management has dubbed Enhanced Non-Lethals (ENL), namely multi-function professional security defense devices positioned between Conducted Electrical Weapons and single-function devices. The first 120 units of the G8 Pro V2 were produced in July and are currently being evaluated for deployment by corporate security departments both domestically and abroad. Coverage is initiated with an Outperform rating.

SUMMARY DATA

52-Week High	**$0.55**
52-Week Low	**$0.11**
One-Year Return (%)	**-12.72**
Beta	**-0.12**
Average Daily Volume (shrs.)	**13,700**
Shares Outstanding (million)	**35**
Market Capitalization ($ mil.)	**$12**
Short Interest Ratio (days)	**N/A**
Institutional Ownership (%)	**N/A**
Insider Ownership (%)	**21.0**
Annual Cash Dividend	**$0.00**
Dividend Yield (%)	**0.00**
5-Yr. Historical Growth Rates	
Sales (%)	**N/A**
Earnings Per Share (%)	**N/A**
Dividend (%)	**N/A**
P/E using TTM EPS	**N/M**
P/E using 2013 Estimate	**N/M**
P/E using 2014 Estimate	**N/M**
Zacks Rank	**3**

Risk Level	**Above Average**
Type of Stock	**Small-Growth**
Industry	**Protection-Safety**
Zacks Rank in Industry	**2 of 9**

ZACKS ESTIMATES

Revenue
(in thousands of $)

	Q1 (Mar)	Q2 (Jun)	Q3 (Sep)	Q4 (Dec)	Year (Dec)
2011	0 A	0 A	0 A	0 A	0 A
2012	0 A	0 A	0 A	0 A	0 A
2013	0 A	3 A	10 E	502 E	515 E
2014	558 E	697 E	809 E	936 E	3,000 E

Earnings per Share
(EPS is operating earnings before non recurring items)

	Q1 (Mar)	Q2 (Jun)	Q3 (Sep)	Q4 (Dec)	Year (Dec)
2011	-$0.00 A	-$0.00 A	-$0.01 A	-$0.00 A	-$0.02 A
2012	-$0.02 A	-$0.02 A	-$0.01 A	-$0.02 A	-$0.06 A
2013	-$0.02 A	-$0.02 A	-$0.02 E	-$0.01 E	-$0.07 E
2014	-$0.01 A	-$0.01 A	-$0.01 E	-$0.01 E	-$0.04 E

Zacks Projected EPS Growth Rate - Next 5 Years % **N/A**

Quarterly EPS may not equal annual EPS total due to rounding.

KEY POINTS

- Guardian 8 Holdings has developed and is producing the **G8 Pro V2**, a new non-lethal security device that is designed for use by the professional security industry.
- The introduction of the G-8 Pro V2 has **created a new non-lethal security device category**, which management has named **Enhanced Non-Lethal** (ENL), which is positioned as a multi-function professional security defense device between single-function Conducted Electrical Weapons used by law enforcement and corrections officers and single-function defensive devices (pepper spray, whistles, etc.), primarily designed for the consumer market.
- For the last two years, management has been cultivating interest in the product through exhibitions at trade shows and with direct contact with the security departments of major corporations.
- While still in the pre-production R&D phase, the company's device received a **"Security's Best" award from ASIS**.
- The initial production run of 120 units have been delivered to potential customers for evaluation, including a number of Fortune 1000 companies.
- The unique attributes of the G-8 Pro V2 are **protected by several patents** filed in the U.S.
- Guardian 8 continues to build awareness and promote adoption of the G8 Pro V2 by offering training classes on September 27, 2013 at the security's industry premier event, the ASIS 2013 conference in Chicago.
- **2014 is expected to be a breakout year** as Guardian 8 generates revenues from its first product.
- Management plans to design and manufacture a personal defense model targeting the consumer market. Retail availability is expected in the first half of 2015.
- We **initiate coverage** of Guardian 8 Holdings with an Outperform rating and price target of $0.70.

OVERVIEW

Headquartered in Scottsdale, Guardian 8 Holdings (GRDH: OTCQB) is the developer and manufacturer of the **G8 Pro V2**, a **non-lethal security device the designed for use in the professional security industry.** Having completed the R&D phase, the company's initial product is available through the company's website; also, units are currently being evaluated in trial programs by potential corporate customers. For over a year, marketing efforts at national and regional trade shows have garnered significant interest in the G-8 Pro V2, especially by security departments that are charged with guarding employees and facilities of large corporations. After the commercial launch of the company's initial device for the corporate market, management plans to design and sell a personal defense model targeting the consumer market for use by private individuals.

Guardian 8 has the design and protective **patents** for the creation of a new category of non-lethal devices for the protection of security personnel and consumers. The category lies between conducted electrical weapons of TASER (for use by law enforcement and corrections officers) and single-action defense devices, such as pepper spray, whistles, etc. (designed for the retail consumer market). By integrating multiple non-lethal technologies with a communications platform, the G-8 Pro V2 offer security officers a **non-lethal layered defense solution**. The company has dubbed this new category as **Enhanced Non-Lethal** (ENL), and the launch of the G-8 Pro V2 constitutes the **creation of this new category** defined as **multi-function professional security defense devices**.

Despite the usually lengthy sales cycle associated by corporate purchasers, we expect large-scale adoption of Guardian 8's product by the corporate security market due to the device's unique assortment of scaled responses and attractive price point. The estimated market is over 3 million security officers in the United States in addition to international potential. The company has received interest from distributors in over 15 countries.

Having completed the R&D phase, including design refinements and beta testing, the company has received initial production run of 120 units in July. Having validated the manufacturing process in terms of quality, consistency and functionality, the units have been delivered to potential customers for evaluation, including a number of Fortune 1000 companies. Management has been cultivating interest in the product through exhibitions at security industry trade shows ranging from ISC-West in Las Vegas to the ASIS Expo in Philadelphia. Since interest in the initial units has been high, an additional 1,800 units are in production. The company's web store is fully functional at guardian8.com/store, which sells the G8 Pro V2 device and its accessories on a retail basis.

G8 Pro V2



The G8 Pro V2 provides security guards with eight non-lethal methods of action that are designed to de-escalate a confrontation during an encounter with a perceived threat between a security guard and a trespasser. The hand-held unit provides **three levels of response** to an approaching and intensifying threat. The three levels are activated by raising the arming switch, partially depressing the trigger and fully pulling the trigger. Each action provides a different response, which can be custom-programmed by the user.

The G-8 Pro V2 not only is an effective intimidation device that potentially may avert incidents from occurring, but also provides guards with several solutions for communicating with authorities/supervisors and for documenting the engagement, along with four non-lethal defensive countermeasures.

When a subject has not been deterred by the presence of a security officer and is not obeying verbal commands, a **Level I** threat arises which requires a reasonable and measured response both to protect the guard from harm and to prevent liability risk. After withdrawing the G-8 Pro V2 from its holster, the arming switch is raised with the thumb, which arms the unit and activates the high-resolution HD **camera** an auto-record **microphone** and a **red laser targeting beam**. With the subject being informed that he is being filmed and recorded along with the targeting element instantly communicating the seriousness of the situation, the subject may modify his behavior and retreat.

However, if the situation escalates to **Level II**, with a half-pull on the trigger, the guard activates an alerting high-decibel **siren**, an LED **strobe light** and a **prerecorded alert message** is transmitted through the guard's cell phone (via a patented Bluetooth connection protocol) to the communications command center or any other preprogrammed telephone number (for example, 911). The prerecorded message usually identifies the user, the location and the reason for the initiation of the telephone call. The guard can fully concentrate on the evolving situation without the distraction of reaching for a cell phone or two-way radio. The audible alarm draws attention to the scene, which should unsettle the subject and dissuade a potential attacker from aggression, while at the same time the strobe light impairs the subject's field of view and depth perception. A button on the device enables **push-to-talk communications** for the user to initiate a real-time conversation with the command center (or 911), which may further convince the subject to disengage and opt for an exit strategy.

At Level III, using the laser spotter to target the subject, the guard may deploy oleoresin capsicum (OC) **pepper spray** through a full pull of the trigger. The OC spray is accurate within 10 feet and capable of up to eight bursts or a continuous stream for multiple subjects.


LAYERED DEFENSE
establishes overlapping protection zones with increasing levels of non-lethal response
Bluetooth
Command Center Communication Link
sends pre-recorded alert message via guard's cell phone when trigger is pulled and enables "push-to-talk" communication with command center
Camera
captures evidentiary images – both day and night
Laser Spotter
modifies subject's behavior by delivering a clear and concise warning across language barriers
Alerting Siren
calls attention to scene while disorienting unsuspecting subject
Incident Auto-Record
automatically captures and stores audio and images when armed
O.C. Pepper Spray
non-lethal incapacitaion of aggressive subjects from up-to 10 feet away
Strobe Light
disorients by narrowing subject's field of view

The 8.5-ounce G8 Pro V2 unit has ambidextrous controls and is powered by a rechargeable battery. The OC spray canisters contain 1/2 ounce of OC and has a five-year shelf life. Practice canisters are also available. On the company's web store, the G8 Pro V2 is priced at $279.99.

The use of each of the eight features can be customized through deactivation so that the device can adapt to each specific company's security policies and protocols. Every potential customer views the force continuum differently; for example, the OC spray functionality may be disabled, eliminating all risk exposure to any liability concerning pepper spray.

Protective Patents

The company holds several patents on the attributes of this physical security device, including pairing the device with a cell phone, the procedure of prerecording messages for use when there is a need for assistance (and the associated programmable microprocessor) and the product's unique pistol-shaped housing design.

Incident Reporting

An important feature of the G8 Pro V2 is the **incident reporting** capability of the device to document events and reduce liability. After the event, sometimes corporations and their security guards are required to defend themselves against **legal claims**. Documentation of the encounter with both audio and date/time stamped images aids in the forensic reconstruction of an incident and broadens the scope of probative examination beyond total dependence on human memory. After engaging the arming switch, the camera automatically captures high-resolution images and high-definition videos of the event and stores the recorded images, video and audio evidence to act as an adjunct to eyewitness testimonies. The accuracy of human memory is subject to distortion, namely by intervening cognitive functions of the reconstructive memory process in which an individual's interpretive perceptions are used to fill in the gaps found in episodic memory. Video, image and audio evidence are considered physical evidence that are immune to selective or prejudicial recall and can be used to support a legal case in any potential litigation.

Not only do the recorded video, images and audio of an event reduce the legal risks associated with an incident, but also they **improve the efficiency of incident reporting**, an important and integral part of most security jobs. These digital records aid in documenting and assessing the incident. Many security incident report templates include a physical evidence summary that provides for the reporting of the existence of a video record. Furthermore, the images, video and audio can be utilized by the corporate security office for **guard training** in the future.

Training

Guardian 8 provides **training programs** to instruct users in the proper use of the G-8 Pro V2. Though the multiple capabilities of the device are intuitive to use, the practice afforded in a training session extend beyond reinforcing the procedure for activating each tool. The training also clarifies the guard's role in a confrontation, the appropriate response for given threats, the importance of maximizing distance during the situation and the role of documenting the incident with images and audio. The training programs and demonstrations that Guardian 8 has developed are geared towards the specific needs of each customer, whether a large corporate client or a private patrol security company.

Later this month, the company will begin offering one-day courses which certify attendees to train other security professionals on the implementation of a layered defense system and the proper use of the G8 Pro V2. The curriculum includes an overview of the digital image, video and audio evidence produced by the device, instructions on downloading and utilizing that evidence, training on the use of the communications platform, the application of the alarm/warning functions (siren and strobe light) and practice in targeting and operating the non-lethal pepper spray. During the course, there will be an emphasis on integrating the communications, warning and OC spray capabilities as a layered, defensive response to defuse a confrontational situation. The training sessions will be offered nationally at a cost of $179 per person.

The Defensive Role of Security Guards

One of the major functions of security personnel is to maintain a safe and secure environment. Through observation, generally by checkpoints, patrols or video surveillance, security guards monitor people, buildings, property and/or assets in an effort to prevent criminal activities (theft, vandalism, terrorism, etc.). Working in a variety of environments (office buildings, manufacturing facilities, retail stores, transportation terminals, educational institutions, entertainment venues, financial institutions and other facilities), the maintenance of a highly visible presence often deters illegal or inappropriate actions. However, interaction may be required in order to prevent a crime or incident from occurring. On occasions, security guards encounter situations in which a confrontation ensues. If the unfolding situation escalates, the first duties of security personnel include recording a description of the suspect(s) and calling the police for assistance. Most security departments practice the procedure of "detect, deter, observe and report." Due to the limited legal authority, security guards should avoid using force unless absolutely necessary, not only to avert personal injury either to themselves or others, but also to avoid liability for taking inappropriate action during an incident.

Deterrence

The first benefit of utilizing security guards to maintain security and prevent crime is that their presence acts as a deterrent to the commitment of a crime as well as providing peace of mind to employees and customers. However, guards are less of a visual deterrent if perceived as unarmed. Subjects may be emboldened by the impression that unarmed guards are soft targets with the result that situations may escalate from disrespectful behavior to more threatening confrontations. In many cases, employers want security guards to deter crime by their presence alone, and security guards are not permitted to possess or use impact weapons. However, with a non-lethal device in their duty belts, security guards are better equipped to effectively de-escalate many situations.

The product styling of the G8 Pro V2 conforms to the professionalism exhibited by the security industry. The device is distinctively shaped and has the utility configuration of a pistol, which enables the user to better deploy the device and control the multiple functions. Though certainly distinguishable from a handgun, the subject will realize that the device has multiple capabilities when Level I responses are activated.

Safety Concerns of Security Personnel

In certain situations, sometimes words and other measures do not diffuse the situation. During a confrontation, the subject may exhibit aggressive behavior, posing a real risk of physical injury to security personnel. If a situation escalates to a point where the subject poses an immediate fear of bodily injury, the G-8 Pro V2 is also a non-lethal device designed to defend security guards during personal attacks. In response to threatening circumstances, after assistance from police officers is requested and other measures to diffuse the situation have been employed, the G8 Pro V2 can be used to deploy oleoresin capsicum (pepper spray), allowing security guards to exit or, under certain circumstances, subdue suspects. This defensive aspect, which reduces the risk of harm to security personnel, provides a method for security guards to protect themselves against attacks. The last line of defense of the G8 Pro V2 is oleoresin capsicum, which is to be used in self-defense and not for the protection of property or enforcement of business rules. Pepper spray is a defensive product that may be possessed and deployed in response to escalating threats by both security guards and civilians in all 50 states.

Non-lethal Defense Devices

Guardian 8's innovative product addresses a need within the professional security industry that is positioned between TASER's conducted electrical weapons used by law enforcement and corrections officers and non-lethal pepper spray, primarily designed for the retail consumer market. The product is more sophisticated and robust, both in performance and in appearance, than pepper spray alone. Moreover, the G-8 Pro V2 is not subject to regulations applicable to the majority of TASER's products, namely those regulations concerning the use of stun guns, hand-held shot devices, electronic weapons and other hard techniques that inflict temporary incapacitation in the force continuum.[1] Nor should the G-8 Pro V2 be subject to the perception that the product lethal or "less lethal." **The device and its OC canisters are legal in all 50 states**, but shipping restrictions exist in Massachusetts and New York.

Given that the G-8 Pro V2 addresses a market niche between devices that may inflict harm (Tasers, batons, weaponized flashlights) and those that have single functionality (pepper spray or alarms, such as whistles, air horns and sirens), Guardian 8 has created a new category of security device. The company has named the category **Enhanced Non-Lethals** (ENL).

Generally, state laws and liability concerns require security guards to be properly licensed, hold necessary permits and be fully trained when carrying weapons that can inflict harm. Often, employers refrain from arming guards to defray liability risk. As a result, some personnel feel under-equipped to handle threatening situations.

The G-8 Pro V2 was developed not only to mitigate liability risk but also to provide an effective means of defense for guards. The device is an easily-operated, handheld security unit with a pistol grip that provides several countermeasures allowing guards to dissuade an intruder from attacking and also to defend themselves against personal attacks. In addition, a communications platform permits the guards to advise others (supervisors or 911) of the situation as well as document the incident with audio, video and images, further mitigating legal risk from vicarious liability suits. The G-8 Pro V2 serves a niche between providing security guards with CEWs (or firearms) or single-function devices (such as flashlights, pepper spray, cell phone, etc.), all of which may be misused in the fog of a dangerous confrontation when trying to decide which one is the most appropriate device to be deployed to the de-escalate the situation. The G-8 Pro V2 provides security guards at multiple tools in hand (literally) to de-escalate potentially violent situations, which is the focus not only of Guardian 8's training programs, but also of the private security industry's directives to its guard employees.

[1] Temporary incapacitation is Level Five in the force continuum, and stun gums should be used only by security officers that are authorized and trained in the use and effects of the devices.

Professional Security Industry

Management is focused on providing enhanced non-lethal devices to the professional security industry. Currently, approximately 1.1 million security guards are employed in the United States, and the number of security jobs is expected to rise to over 1.2 million by 2020.[2] Management estimates the market to be 3.2 million potential users, including transportation security screeners, real estate agents, subpoena servers, etc. but not including the potential demand for protecting postal, utility and delivery personnel. The professional security market is significantly larger than the law enforcement/correctional market that TASER addresses, which is estimated to employ 632,000 police officers and 435,000 correctional officers and jailers.

The professional security industry provides security for personnel and buildings of corporations and governments as well as facilities protection, retail security, executive protection, campus safety, event security, transit security and hospital security. The security guards themselves are often former military and law enforcement personnel as well as civilians whose mission is to protect life and property, which at times requires managing a confrontational situation while dealing with a threat to one's own safety.

Product Potential

Thus far, management has successfully executed the development of the company's initial product, from designing a unique self-defense device, through the R&D and testing phase, to the production of a commercially viable product, all the while marketing the product and building customer interest at industry trade shows across the nation. The company's prototype received the Security's Best award at the ASIS conference in Orlando on September 19, 2011.

Despite the usually lengthy sales cycle associated by corporate purchasers, we expect large-scale adoption of Guardian 8's product by the private security market, especially by major corporations, due to the device's unique assortment of scaled responses and attractive price point. The estimated market is over 3 million personnel providing security for employees, property and assets in the United States. In addition, the potential for significant international demand is high.

The G-8 Pro V2 has been in development for two years with the first production run having been completed in July 2013. Initial market interest is very encouraging. So far, marketing efforts at several private security tradeshows, conferences and industry association meetings have generated **1,200 prospects, of which 700 are on the company's waiting list** and **60 are Fortune 1000 companies**. As the initial units are deployed by early-adopters, awareness will build. The G-8 Pro V2's relatively low price point at $279.99 per unit (somewhat less than cost of a smart phone) makes the device economically accessible to the protective services industries for broad deployment and **we expect rapid adoption of Guardian 8's ENL by the private security market**, including the security departments of major corporations, hospitals, real estate companies and insurance firms.

Guardian 8 has already received interest from **international distributors** serving South Korea and Israel as well as countries in Central and South America, Africa and Europe. In particular, the company announced in December 2012 that an order for $10,000 worth of devices had been received from a South Korean distributor. Evaluation units were shipped in July 2013.

[2] Bureau of Labor Statistics, U.S. Department of Labor, Occupational Outlook Handbook, 2012-13 Edition, Security Guards (33-9032).

In August 2013, Guardian 8 launched its web store. Items available on the website include the G-8 Pro V2, OC pepper spray canisters, water test cartridges, holsters, batteries, battery chargers and training. The company also has web exposure on LinkedIn and YouTube (Guardian8Inc).

Management plans to expand into the retail market with a unit specially designed for the consumer, which is expected to be available in retail stores as well as the company's web store in the first half of 2015. Also, management is investigating retail sales through other venues such as amazon.com and the Home Shopping Network.

ABBREVIATED CORPORATE TIMELINE

- June 8, 2009 — Guardian 6 incorporated; patents & right of device acquired
- August 2009 — Name changed to Guardian 8
- November 30, 2010 — Reverse merger with Global Risk Management & Investigative Solutions
- September 21, 2011 — G8 device received Security's Best award from ASIS Accolades
- March 28, 2012 — The company's first product, the G8 Pro V2, debuted at the ISC West 2013
- July 2013 — Guardian 8 completed initial 120-unit production run; all units deployed
- August 6, 2013 — Guardian 8 launch of web store at www.guardian8.com/store
- September 27, 2013 — To offer training class at ASIS 2013 conference in Chicago

Guardian 8 is a development-stage company having just completed the research and development phase and is beginning to produce the company's first product: the G-8 Pro V2. The company was incorporated as Guardian 6 in June 2009 concurrent with the acquisition of all the patentable intellectual rights to the device.[3] Later that year the company's name was changed to Guardian 8. In November 2010, a reverse merger was completed with Global Risk Management & Investigative Solutions, a company previously focused on security information. Resulting company was named Guardian 8, and management proceeded to design, develop, test and market a prototype of the G-8 Pro V2. After two years of R&D, beta-testing and manufacturing process tooling, the initial production run of 120 test units was completed in July 2013. Due to management's marketing efforts, 100 of the devices were shipped within weeks for evaluation to prospects that previously had expressed keen interest in deploying the device. The remaining 20 were retained for training purposes. A second run of 1,800 units is currently being produced.

RECENT NEWS

On September 5, 2013, Guardian 8 announced that the company will provide a free, one-day training class during the ASIS 2013 conference in Chicago on September 27th.

On August 6, 2013, Guardian 8 announced that all the units of the initial 120-unit production run have been delivered to customers for evaluation or deployment. Since demand for the initial units has been high, management is producing an additional 1,800 units for delivery beginning in September. In addition the company has launched a web store at guardian8.com/store, which sells the G8 Pro V2 device and its accessories on a retail basis.

On July 30, 2013, Guardian 8 announced the completion of the R&D phase of its enhanced non-lethal defensive device, the G-8 Pro V2. The initial 120-unit production run has validated the manufacturing process in terms of quality, consistency and functionality. The units have been delivered to customers for

[3] The rights, title and interest in all intellectual property rights of the device were acquired from Charles Andy Ross, Jr. for $300,000 in cash and 14.5 million shares of common stock.

evaluation. The product training manual is almost complete, and management anticipates beginning training seminars in September. [Note: the training manual was completed in August and training classes began in September.]

On April 10, 2013, Guardian 8 debuted the G8 Pro V2 at the ISC West 2013 tradeshow at the Sands Convention Center in Las Vegas.

VALUATION

The appropriate valuation methodology for Guardian 8 is based on price-to-sales (P/S) due the character of Guardian's enterprise, namely a small-capitalization company, currently with negative profitability, but with an expected sales profile that should grow and expand over time as the company's initial product begins to be deployed within the private security industry. Ultimately, the growing revenue stream should manifest itself into positive earnings. The P/S valuation range for a small-cap, protection-safety company with a stable or moderately growing sales profile is usually between 3.0 and 5.5. However, during the early growth phase, when a company appears to have vast potential with the initial product that defines a new category, the top-end of the range can dramatically and significantly expand to well above 30 times sales.

Some insights into the valuation progression can be gleaned by examining the stock of TASER International (TASR: NASDAQ) during its formative years, which appears to be relevant to Guardian 8. Not only do both TASER and Guardian 8 operate in the protection-safety industry and focus on self-defense devices, but also TASER began as a single product company and evolved through the development and introduction of next generation devices. Therefore, TASER International has been analyzed as a benchmark for the valuation of Guardian 8.

In 1994, TASER introduced its first product, AIR TASER, a less-lethal self-defense device for the consumer market (at the time, TASER was prohibited from selling to the U.S. law enforcement and military markets). After a non-compete agreement expired, TASER introduced another product in late 1999 (ADVANCED TASER) which targeted the law enforcement market. The company's IPO in 2001 revealed that TASER had generated revenues of $2.2 million in 1999 and $$3.4 million in 2000. The stock began trading at 3.0 times sales. As the company's sales grew rapidly, over the ensuing 12 months, the P/S valuation range expanded to 18.5 times. The stock then experienced a correction but after a year, rallied again to a valuation level over 40 times sales. When sales plateaued between 2007 and 2012, the valuation range reverted to a range between 3.0 and 5.5 times sales.

We expect the valuation of Guardian 8 to be similar to the TASER analysis. Guardian 8's revenue profile is expected to exhibit dramatic growth through management's execution of its strategy to market the company's novel defense device, which targets an unaddressed need of the security guard industry. Though Guardian 8 is a public company earlier in its life cycle, we expect Guardian's stock to trade initially in a **price-to-sales valuation range between 3.0 and 11.0.** If and when the company's sales exceed $5.0 annually, the stock valuation range is expected to expand to a higher premium multiple that is usually afforded small-cap companies that exhibit rapid sales growth and that operationally cross the breakeven point to profitability, which is also supported by the analysis of TASER's historical valuation profile.

Since Guardian 8 has the potential and is expected to generate meaningful revenues beginning in the fourth quarter of 2013, our price target is based on a price-to-sales ratio valuation using estimated revenues. At a P/S ratio of 11.0 on next year's projected sales of $3.0 million, **our price target is $0.70.**

GUARDIAN 8 HOLDINGS	12/31/2009	12/31/2010	12/31/2011	12/31/2012	6/30/2013
ASSETS					
Cash and cash equivalents	15	290,829	195,894	41,855	70,133
Prepaid expenses	0	10,000	64,141	83,508	160,143
Deposits on inventory	0	0	0	0	43,136
Inventory	0	0	0	0	0
Finished Goods	0	0	0	0	5,250
Finished goods on Consignment	0	0	0	0	7,589
Total current assets	**15**	**300,829**	**260,035**	**125,363**	**286,251**
Property and equipment, net	0	0	0	90,297	214,655
Website, net	0	0	20,830	13,019	9,113
Patents, net	10,084	9,568	9,052	7,883	16,833
TOTAL ASSETS	**10,099**	**310,397**	**289,917**	**236,562**	**526,852**
LIABILITIES AND STOCKHOLDERS' EQUITY					
Accounts payable and accrued expenses	75,669	37,410	34,840	82,037	128,311
Accrued payroll expense	0	0	0	0	151,440
Accrued interest	0	0	2,810	2,038	23,901
Insurance Payable	0	0	0	0	110,330
Notes payable, related party	275,000	0	275,675	200,000	450,000
Total current liabilities	**350,669**	**37,410**	**313,325**	**284,075**	**863,982**
Stockholders' Equity					
Preferred stock	0	0	0	0	0
Common stock	21,250	26,802	27,412	30,874	34,187
Common stock owed but not issued	0	0	0	1,226	763
Paid in Capital	172,500	1,364,448	1,560,123	3,299,780	4,289,672
Deficit accumulated during development stage	(534,320)	(1,118,263)	(1,610,943)	(3,379,393)	(4,661,752)
Total shareholder's equity	**(340,570)**	**272,987**	**(23,408)**	**(47,513)**	**(337,130)**
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	**10,099**	**310,397**	**289,917**	**236,562**	**526,852**
Shares outstanding	26,802,318	26,802,318	27,412,318	30,874,508	34,187,202

GUARDIAN 8 HOLDINGS

Income Statement	Year 2010 12/31/2010	1Q 2011 3/31/2011	2Q 2011 6/30/2011	3Q 2011 9/30/2011	4Q 2011 12/31/2011	Year 2011 12/31/2011
Revenues	**0**	0	0	0	0	**0**
Cost of sales	0	0	0	0	0	0
Gross profit	0	0	0	0	0	0
Operating expenses	0					
Depreciation and amortization	516	129	129	129	2,733	3,120
General and administrative expenses	583,427	55,011	89,126	277,070	53,083	474,290
Total operating expenses	583,943	55,140	89,255	277,199	55,816	477,410
Loss from operations	**(583,943)**	(55,140)	(89,255)	(277,199)	(55,816)	**(477,410)**
Other income (expense):						
Interest (expense)	0	0	0	0	(15,270)	(15,270)
Loss before income tax	(583,943)	(55,140)	(89,255)	(277,199)	(71,086)	(492,680)
Provision for income tax expense	0	0	0	0	0	0
Net (loss)	**(583,943)**	(55,140)	(89,255)	(277,199)	(71,086)	**(492,680)**
Net loss per share (basic and diluted)	**($0.02)**	($0.00)	($0.00)	($0.01)	($0.00)	**($0.02)**
Wgtd. avg. shares outstanding	25,146,282	26,802,318	26,802,318	27,086,540	27,218,811	27,029,330

	Year 2011 12/31/2011	1Q 2012 3/31/2012	2Q 2012 6/30/2012	3Q 2012 9/30/2012	4Q 2012 12/31/2012	Year 2012 12/31/2012
Revenues	**0**	0	0	0	0	**0**
Cost of sales	0	0	0	0	0	0
Gross profit	0	0	0	0	0	0
Operating expenses						
Depreciation and amortization	3,120	2,249	2,461	2,875	2,312	9,897
General and administrative expenses	474,290	422,120	225,762	351,681	478,367	1,477,930
Total operating expenses	477,410	424,369	228,223	354,556	480,679	1,487,827
Loss from operations	**(477,410)**	(424,369)	(228,223)	(354,556)	(480,679)	**(1,487,827)**
Other income (expense):						
Interest (expense)	(15,270)	(53,479)	(224,750)	(630)	(1,764)	(280,623)
Loss before income tax	(492,680)	(477,848)	(452,973)	(355,186)	(482,443)	(1,768,450)
Provision for income tax expense	0	0	0	0	0	0
Net (loss)	**(492,680)**	(477,848)	(452,973)	(355,186)	(482,443)	**(1,768,450)**
Net loss per share (basic and diluted)	**($0.02)**	($0.02)	($0.02)	($0.01)	($0.02)	**($0.06)**
Wgtd. avg. shares outstanding	27,029,330	27,570,560	27,023,032	28,661,817	29,392,991	28,482,977

	Year 2012 12/31/2012	1Q 2013 3/31/2013	2Q 2013 6/30/2013	3Q E 2013 9/30/2013	4Q E 2013 12/31/2013	Year Est. 2013 E 12/31/2013
Revenues	**0**	0	3,124	9,765	502,200	515,089
Cost of sales	0	0	976	4,199	215,946	221,121
Gross profit	0	0	2,148	5,566	286,254	293,968
Operating expenses						
Depreciation and amortization	9,897	2,825	14,574	15,000	15,000	47,399
General and administrative expenses	1,477,930	568,639	676,606	700,000	750,000	2,695,245
Total operating expenses	1,487,827	571,464	691,180	715,000	765,000	2,742,644
Loss from operations	**(1,487,827)**	(571,464)	(689,032)	(709,434)	(478,746)	(2,448,676)
Other income (expense):						
Interest (expense)	(280,623)	(8,400)	(13,463)	(13,463)	(13,463)	(48,789)
Loss before income tax	(1,768,450)	(579,864)	(702,495)	(722,897)	(492,209)	(2,497,465)
Provision for income tax expense	0	0	0	0	0	0
Net (loss)	**(1,768,450)**	(579,864)	(702,495)	(722,897)	(492,209)	(2,497,465)
Net loss per share (basic and diluted)	**($0.06)**	($0.02)	($0.02)	($0.02)	($0.01)	($0.07)
Wgtd. avg. shares outstanding	28,482,977	32,026,224	33,585,431	33,585,431	36,838,831	34,008,979

HISTORICAL ZACKS RECOMMENDATIONS



GUARDIAN 8 HLDG (W)
Price
Zacks Rec
Price ($)
0.52
0.50
0.48
0.46
0.44
0.42
0.40
0.38
0.36
0.34
0.32
0.30
0.28
0.26
0.24
0.22
0.20
10/27/10 1/19/11 4/13/11 7/6/11 9/28/11 12/21/11 3/14/12 6/6/12 8/29/12 11/21/12 2/13/13 5/8/13 7/31/13
<< 9/28/01
9/11/13 >>
Buy
Hold
Sell

DISCLOSURES

The following disclosures relate to relationships between Zacks Investment Research ("ZIR"), Zacks & Company (ZCO") and Zacks Small-Cap Research ("Zacks SCR") and the issuers covered by the Zacks SCR analysts in the Small-Cap Universe.

ZIR or Zacks SCR Analysts do not hold or trade securities in the issuers which they cover. Each analyst has full discretion on the rating and price target based on their own due diligence. Analysts are paid in part based on the overall profitability of Zacks SCR. Such profitability is derived from a variety of sources and includes payments received from issuers of securities covered by Zacks SCR for non-investment banking services. No part of analyst compensation was, is or will be, directly or indirectly, related to the specific recommendations or views expressed in any report or blog.

ZIR and Zacks SCR do not make a market in any security nor do they act as dealers in securities. Zacks SCR has never received compensation for investment banking services on the small-cap universe. Zacks SCR does not expect received compensation for investment banking services on the small-cap universe. Zacks SCR has received compensation for non-investment banking services on the small-cap universe, and expects to receive additional compensation for non-investment banking services on the small-cap universe, paid by issuers of securities covered by Zacks SCR. Non-investment banking services include investor relations services and software, financial database analysis, advertising services, brokerage services, advisory services, investment research, and investment management.

Additional information is available upon request. Zacks SCR reports are based on data obtained from sources we believe to be reliable, but is not guaranteed as to accuracy and does not purport to be complete. Because of individual objectives, the report should not be construed as advice designed to meet the particular investment needs of any investor. Any opinions expressed by Zacks SCR Analysts are subject to change. Reports are not to be construed as an offer or the solicitation of an offer to buy or sell the securities herein mentioned.

ZCO and Zacks SCR are separate legal entities. ZCO is U.S. broker-dealer registered with the U.S. Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority and the Securities Investor Protection Corp. This report is for your information only and is not an offer to sell, or a solicitation of an offer to buy, the securities or instruments through ZCO.

Zacks SCR uses the following rating system for the securities it covers. Buy/Outperform: The analyst expects that the subject company will outperform the broader U.S. equity market over the next one to two quarters. Hold/Neutral: The analyst expects that the company will perform in line with the broader U.S. equity market over the next one to two quarters. Sell/Underperform: The analyst expects the company will underperform the broader U.S. Equity market over the next one to two quarters.

The current distribution of Zacks Ratings is as follows on the 1,030 companies covered: Buy/Outperform- 14.6%, Hold/Neutral- 78.7%, Sell/Underperform – 5.7%. Data is as of midnight on the business day immediately prior to this publication.